(Exhibit 23.1)







                  Independent Auditors' Consent


The Board of Directors and Shareholders
Ennis Business Forms, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 33-43087, 333-58963, 333-44624, and 333-38100)
on Form S-8 of Ennis Business Forms, Inc. of our report dated April 12, 2001, with respect to the consolidated balance sheet of Ennis Business Forms, Inc. and subsidiaries as of February 28, 2001 and the related consolidated statements of earnings and cash flows for each of the years in the two-year period ended February 28, 2001, and the related financial statement schedule, which report appears in the February 28, 2002 annual report on Form 10-K of Ennis Business Forms, Inc.


                              /s/ KPMG LLP


Dallas, Texas
May 16, 2002